Ex.99.(j)
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated December 17, 2021, with respect to the financial statements and financial highlights of the ten portfolios comprising Harding, Loevner Funds, Inc., as of October 31, 2021, and for the respective years presented therein, incorporated herein by reference. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectuses, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.
/s/ KPMG LLP
New York, New York
February 24, 2022